EXHIBIT 8.1

                              LIST OF SUBSIDIARIES



       Name                Jurisdiction of Incorporation                % Owned
-------------------       --------------------------------            ----------

Dalradian Gold Inc.       Incorporated in Northern Ireland            100% Owned

Kremnica Gold a.s.        Incorporated in Slovak Republic             100% Owned